FOR IMMEDIATE RELEASE

XO Holdings Reports First Quarter 2011 Results

HERNDON, VA – May 16, 2011 – XO Holdings, Inc. (OTCBB: XOHO) today announced its 2011 first quarter financial and operational results.

Total revenue for the first quarter of 2011 was $383.4 million, an increase of 4% compared to the same period last year.  Adjusted EBITDA (a non-GAAP financial measure) was $35.7 million in the first quarter of 2011, compared to $30.6 million in the same period last year, an increase of 17%.  Net loss for the first quarter 2011 was $12.6 million compared to $16.6 million for the year-ago period, a 24% improvement.

First Quarter 2011 Financial Results

($ in millions)	Q1 2011	Q4 2010	Q1 2010
Revenue	$383.4	$390.3	$369.5
Adjusted EBITDA (1)	$35.7	$59.2	$30.6
Adjusted EBITDA % (2)	9%	15%	8%
Net Loss	($12.6)	($6.5)	($16.6)
Preferred Stock Accretion	($18.2)	($17.8)	($20.2)
Net Loss Allocable to Common Shareholders	($30.8)	($24.3)	($36.8)
Capital Expenditures	$53.2	$39.9	$64.2
Ending Cash & Cash Equivalents	$56.4	$69.6	$309.8

(1) Adjusted EBITDA is a non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2) Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Service Revenue

In the first quarter of 2011, XO’s Strategic Core services, comprised of products largely deployed using IP-enabled technologies as well as non-IP based data transport and networking solutions, generated $237.8 million in revenue, an increase of $29.4 million, or 14%, over the year-ago period. This increase principally resulted from strong demand for secure, low-cost solutions and a continued market demand shift away from TDM-based solutions, as evidenced by the increase of $20.3 million, or 31%, in IP VPN, IP Flex and Ethernet services compared to the same period in 2010.

The revenue growth in XO’s Strategic Core services is partially offset by year-over-year decreases in Legacy and Non-Core products. Revenue from Legacy products, such as more mature and traditional wireline voice, retail long distance, and other TDM-related products and services, decreased $6.4 million, or 5%, during the first quarter of 2011, compared to the year-ago period.  A decrease of $11.7 million, or 12%, was driven by continuing demand shift from traditional integrated voice and data offerings.  This decrease was offset by a $5.3 million increase in pass-through tax and other fees.

Revenue for Non-Core products, consisting of long distance voice services (“LDVS”), transport and networking products, and shared hosting facilities, decreased $9.2 million, or 33%, in the first quarter of 2011 compared to the year-ago period.  The decline was primarily driven by an $8.1 million, or 36%, decrease in LDVS, compared to the first quarter of 2010, due to targeted price adjustments implemented to improve margins.

First Quarter 2011 Service Revenue

($ in millions)	Q1 2011	Q4 2010	Q1 2010	% Change Q1 2011 – Q1 2010
Strategic Core	$237.8	$234.9	$208.4	14%
Legacy	$126.9	$128.5	$133.3	-5%
Non-Core	$18.7	$26.9	$27.8	-33%
Total Revenue	$383.4	$390.3	$369.5	4%

Adjusted EBITDA

Adjusted EBITDA grew to $35.7 million for the quarter, an increase of 17%, or $5.1 million, over the year-ago period. The growth in adjusted EBITDA represents the increase in revenue, cost efficiencies from network optimization efforts, and lower employee related costs due to headcount reductions.  Adjusted EBITDA as a percentage of revenue increased to 9% for the current quarter compared to 8% for same quarter of 2010.

First Quarter Network and Operations Highlights

During the first quarter of 2011, XO continued to enhance its service offerings and solidify its position as a leading nationwide provider of broadband services to business customers, government agencies, telecommunications carriers, and service and internet content providers, particularly with the introduction of two new cloud-based enterprise services.

In February, the Company launched its XO Enterprise Cloud Communications solution, a highly scalable, enterprise-grade, IP communications service. The service allows businesses to accelerate the deployment of IP and unified communications, simplify the management of their IP communications needs and dramatically reduce the capital investments and operating costs of their enterprise-wide communications. The Company also introduced XO Enterprise Cloud Security, a network security as a service solution that delivers robust network security capabilities for enterprises without them having to purchase premise-based equipment.

XO’s Business Services division, whose customers comprise more than half of the Fortune 500, gained several notable enterprise clients during the first quarter, including the United States Postal Service. The United States Postal Service awarded XO a $45 million contract to provide managed network services. XO will oversee network design and engineering, onsite installation, router management and managed MPLS IP-VPN services at more than 1,400 U.S. Postal Service facilities.

The first quarter also marked notable geographic expansion. XO increased its metro network coverage across Minneapolis-St. Paul, more than doubling its addressable market across the metropolitan area and enabling it to serve thousands of new businesses, offering a more competitive alternative for local and nationwide communications and networking needs.

Corporate Highlights

On October 8, 2010, XO entered into a Revolving Promissory Note (the “Promissory Note”) with Arnos Corp., an affiliate of Carl C. Icahn, the Chairman of the Board of Directors and majority shareholder. Under the terms of the transaction, Arnos Corp. provided access to a $50.0 million revolving credit facility at an annual interest rate equal to the greater of LIBOR plus 525 basis points or 6.75%.  On February 11, 2011, at XO’s request, XO and Arnos Corp. extended the latest maturity date of the Promissory Note from October 8, 2011 to May 1, 2012. As of May 16, 2011, no amounts have been drawn on the Promissory Note.

On January 19, 2011, XO received an offer from ACF Industries Holding Corp., an affiliate of the Chairman of the Board of Directors, to acquire, either directly or through an affiliate, ownership of 100% of XO Holdings. The exact form of the transaction would be determined jointly. Under the proposal, holders of common stock, other than ACF Holding and its affiliates, would receive consideration of $0.70 net per share in cash. On January 21, 2011, XO announced the formation of a Special Committee of the Board of Directors composed of independent directors to consider, review and evaluate the proposal. On April 7, 2011, the Special Committee retained J.P. Morgan Securities, LLC to act as its financial advisor, Dechert LLP as its legal counsel and Richards, Layton & Finger, P.A. as its Delaware legal counsel.

Based on XO’s current level of operations, the company believes that cash flow from operations, cash on hand, marketable securities and cash available from the Promissory Note will enable it to meet its working capital and other obligations for at least the next 12 months.  However, the company believes that additional funds, including cash available under the Promissory Note, are necessary to continue to implement its transformation plan and provide it with the resources necessary to take advantage of strategic growth opportunities. XO’s ability to fund its cash needs depends on the company’s future operating performance and cash flow, which are subject to prevailing economic conditions and other factors, many of which are beyond the company’s control. Heretofore, XO has not generated sufficient free cash flows to allow it to continue to fully fund its transformation plan or to pursue other strategic opportunities. Accordingly, XO believes it is necessary to raise additional funds.

About XO Holdings

XOH is a leading provider of 21st century communications services for businesses, government agencies and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XOH offers customers a broad range of managed voice, data and IP services in more than 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing XO’s ability to execute upon its business strategy, remain focused on advancing high-growth sectors of its business, pursue growth and acquisition opportunities and generate funds from operations or from future financing sufficient to fund XO’s business plan and also give the company the resources necessary to take advantage of strategic growth opportunities. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XO Holdings, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors.  Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.

This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.

Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx

Contact:
Courtney Harper/Dan Brady
Reputation Partners (for XO Communications)
T: 312-819-5722

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Three Months Ended
	March 31,	March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Revenue:	$383,369	$369,549

Cost of service (exclusive of depreciation and amortization)	229,635	208,475
Selling , general and administrative	118,067	130,634
Depreciation and amortization	47,348	44,867
Loss on disposition of assets	210	1,908
Total costs and expenses	395,260	385,884
Loss from operations	(11,891)	(16,335)

Interest income (expense), net	(464)	25
Investment gain, net	25	-

Net loss before income taxes	(12,330)	(16,310)

Income tax expense	(262)	(295)

Net loss	(12,592)	(16,605)

Preferred stock accretion	(18,223)	(20,155)

Net loss allocable to common shareholders	$(30,815)	$(36,760)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.17)	$(0.20)

Weighted average shares, basic and diluted	182,075	182,075

Total adjusted EBITDA (1)	$35,724	$30,578

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)

Cash, cash equivalents and marketable securities	$56,570	$69,811
Accounts receivable, net	137,559	142,663
Other current assets	30,319	22,600
Property and equipment, net	819,574	814,408
Intangible assets, net	25,233	25,233
Other assets	57,680	58,714
Total assets	$1,126,935	$1,133,429

Accounts payable and other current liabilities	$293,456	$282,466
Other long-term liabilities	131,318	136,247
Class B convertible preferred stock	670,486	658,982
Class C perpetual preferred stock	256,031	249,312
Total stockholders' deficit	(224,356)	(193,578)
Total liabilities, preferred stock and stockholders’ deficit	$1,126,935	$1,133,429

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net loss before income taxes	$(12,330)	$(7,546)	$(16,310)

Depreciation and amortization	47,348	47,544	44,867

Loss on disposal of assets	210	1,829	1,908

Impairment on LMDS Licenses	-	20,000	-

Investment gain, net	(25)	(1,470)	-

Interest (income) expense, net	464	(1,166)	(25)

EBITDA	35,667	59,191	30,440

Stock-based compensation	57	45	138

Adjusted EBITDA (1)	$35,724	$59,236	$30,578

(1)  Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.